Exhibit 99.2

COMPUWARE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On October 31, 2014, Compuware Corporation (the “Company”) completed its distribution of its shares in Covisint Corporation (“Covisint”).

The accompanying unaudited pro forma consolidated financial statements of Compuware Corporation and its subsidiaries (collectively, the “Company”, Compuware”, “we”, “our” and “us”) were derived from the Company’s historical consolidated financial statements and contain the required unaudited pro forma condensed consolidated balance sheet of the Company as of June 30, 2014, and the unaudited pro forma consolidated statements of operations for the fiscal years ended March 31, 2012, 2013 and 2014 and for the three months ended June 30, 2014.

In connection with the distribution, we intend to proportionately adjust the exercise prices of outstanding options to purchase shares of the Company to maintain the aggregate intrinsic value of such options as of the date of the distribution, pursuant to the terms of these awards. The adjustment will result in the reduction of the per share exercise price of each Option by an amount equal to the product of the Covisint share value (determined by averaging the daily volume weighted average trading price of Covisint on October 30th, October 31st, November 3rd and November 4th), multiplied by the distribution ratio of 0.14025466 (the “Exercise Price Reduction”). The actual Exercise Price Reduction will not be determined until after the NASDAQ market close on November 4th. As a result of this modification, we expect to record additional stock compensation expense related to these awards during the three months ending December 31, 2014 for vested awards and over the remaining vesting period for unvested awards. We do not expect these charges to have a material impact on our financial position, results of operations or cash flows and these charges are not reflected in the Pro Forma Consolidated Financial Statements presented herein.

The following unaudited pro forma consolidated financial statements are furnished for informational purposes only and do not purport to reflect the Company’s financial position and results of operations had the disposition occurred on the date as indicated above. Further, these financial statements are not necessarily indicative of the Company’s future financial position and future results of operations and should be read in conjunction with the accompanying notes and with the historical consolidated financial statements of the Company and related notes thereto included in its Annual Report on Form 10-K for the year ended March 31, 2014 and its Quarterly Report on Form 10-Q for the three months ended June 30, 2014, both filed with the Securities and Exchange Commission. The unaudited pro forma consolidated statements of operations give effect to the disposition by removing the results of the Covisint subsidiary as if the disposition had occurred as of April 1, 2011 and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial information. The unaudited pro forma condensed consolidated balance sheet reflects the disposition of Covisint as if it had occurred on June 30, 2014. The pro forma adjustments are based on the best information available and assumptions that management believes are factually supportable.

COMPUWARE CORPORATION AND SUBSIDIARIES
Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2014
(Unaudited, In Thousands)

ASSETS	As Reported	Pro Forma Adjustments				Pro Forma
		(a)		(c)
CURRENT ASSETS:
Cash and cash equivalents	$275,514	$(43,129)		$		$232,385
Accounts receivable, net	288,031	(18,732)				269,299
Deferred tax asset, net	36,770	(1,431)				35,339
Income taxes refundable	4,519	-				4,519
Prepaid expenses and other current assets	27,629	(6,277	) (b)			21,352
Total current assets	632,463	(69,569)			-	562,894

PROPERTY AND EQUIPMENT, LESS ACCUMULATED
DEPRECIATION AND AMORTIZATION	283,107	(4,940)				278,167

CAPITALIZED SOFTWARE AND OTHER
INTANGIBLE ASSETS, NET	96,868	(21,329)				75,539

ACCOUNTS RECEIVABLE	165,010	-				165,010

GOODWILL	647,445	(25,385)				622,060

DEFERRED TAX ASSET, NET	16,582	(127)			(2,444)	14,011

OTHER ASSETS	24,613	(6,350)				18,263

TOTAL ASSETS	$1,866,088	$(127,700)			$(2,444)	$1,735,944

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$14,133	$(3,963)		$		$10,170
Accrued expenses	75,448	(697	) (b)			74,751
Income taxes payable	16,249	(41)			40,450	56,658
Deferred revenue	354,683	(14,807)				339,876
Total current liabilities	460,513	(19,508)			40,450	481,455

DEFERRED REVENUE	274,482	(9,119)				265,363

ACCRUED EXPENSES	19,927	(56)				19,871

DEFERRED TAX LIABILITY, NET	33,857	1,140				34,997
Total liabilities	788,779	(27,543)			40,450	801,686

SHAREHOLDERS' EQUITY:
Compuware shareholders' equity	1,061,362	(84,210)			(42,894)	934,258
Non-controlling interest	15,947	(15,947)				-
Total shareholders' equity	1,077,309	(100,157)			(42,894)	934,258

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,866,088	$(127,700)			$(2,444)	$1,735,944

See notes to consolidated financial statements.

COMPUWARE CORPORATION AND SUBSIDIARIES
Pro Forma Statement of Operations
Year Ended March 31, 2012
(Unaudited, In Thousands, Except Per Share Data)

	As Reported	Results of Operations of Divested Business	Pro Forma
REVENUES:		(d)
Software license fees	$195,751	$-	$195,751
Maintenance fees	380,968	-	380,968
Subscription fees	76,246	-	76,246
Services fees	36,795	-	36,795
Application services fees	73,731	(73,731)	-

Total revenues	763,491	(73,731)	689,760

OPERATING EXPENSES:
Cost of software license fees	16,391	-	16,391
Cost of maintenance fees	34,715	-	34,715
Cost of subscription fees	29,102	-	29,102
Cost of services	36,276	-	36,276
Cost of application services	72,384	(72,384)	-
Technology development and support	94,233	(1,420)	92,813
Sales and marketing	242,211	-	242,211
Administrative and general	154,366	(3,897)	150,469
Restructuring costs	-	-	-

Total operating expenses	679,678	(77,701)	601,977

INCOME FROM CONTINUING OPERATIONS	83,813	3,970	87,783

OTHER INCOME, NET	1,633	-	1,633

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
TAX PROVISION	85,446	3,970	89,416

INCOME TAX PROVISION - CONTINUING OPERATIONS	22,005	1,830	23,835

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	$63,441	$2,140	$65,581

EARNINGS PER SHARE BASED ON CONTINUING OPERATIONS
Basic earnings per share	$0.29		$0.30
Diluted earnings per share	$0.29		$0.29

See notes to consolidated financial statements.

COMPUWARE CORPORATION AND SUBSIDIARIES
Pro Forma Statement of Operations
Year Ended March 31, 2013
(Unaudited, In Thousands, Except Per Share Data)

	As Reported	Results of Operations of Divested Business	Pro Forma
REVENUES:		(d)
Software license fees	$159,093	$-	$159,093
Maintenance fees	361,359	-	361,359
Subscription fees	79,862	-	79,862
Services fees	32,896	-	32,896
Application services fees	90,694	(90,694)	-

Total revenues	723,904	(90,694)	633,210

OPERATING EXPENSES:
Cost of software license fees	18,986	-	18,986
Cost of maintenance fees	31,621	-	31,621
Cost of subscription fees	30,264	-	30,264
Cost of services	31,777	-	31,777
Cost of application services	83,298	(83,298)	-
Technology development and support	95,356	(1,420)	93,936
Sales and marketing	220,714	-	220,714
Administrative and general	153,733	(4,519)	149,214
Restructuring costs	15,751	(34)	15,717

Total operating expenses	681,500	(89,271)	592,229

INCOME FROM CONTINUING OPERATIONS	42,404	(1,423)	40,981

OTHER INCOME (EXPENSE), NET	(1,170)	-	(1,170)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
TAX PROVISION	41,234	(1,423)	39,811

INCOME TAX PROVISION - CONTINUING OPERATIONS	15,917	1,139	17,056

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	$25,317	$(2,562)	$22,755

EARNINGS PER SHARE BASED ON CONTINUING OPERATIONS
Basic earnings per share	$0.12		$0.11
Diluted earnings per share	$0.12		$0.10

See notes to consolidated financial statements.

COMPUWARE CORPORATION AND SUBSIDIARIES
Pro Forma Statement of Operations
Year Ended March 31, 2014
(Unaudited, In Thousands, Except Per Share Data)

	As Reported	Results of Operations of Divested Business	Pro Forma
REVENUES:		(d)
Software license fees	$159,197	$-	$159,197
Maintenance fees	353,374	-	353,374
Subscription fees	80,857	-	80,857
Services fees	30,193	-	30,193
Application services fees	97,135	(97,135)	-

Total revenues	720,756	(97,135)	623,621

OPERATING EXPENSES:
Cost of software license fees	20,310	-	20,310
Cost of maintenance fees	28,387	-	28,387
Cost of subscription fees	32,406	-	32,406
Cost of services	25,662	-	25,662
Cost of application services	117,155	(117,155)	-
Technology development and support	86,181	(1,522)	84,659
Sales and marketing	216,115	-	216,115
Administrative and general	134,695	(7,273)	127,422
Restructuring costs	11,990	(399)	11,591

Total operating expenses	672,901	(126,349)	546,552

INCOME FROM CONTINUING OPERATIONS	47,855	29,214	77,069

OTHER INCOME, NET	3,288	(23)	3,265

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
TAX PROVISION	51,143	29,191	80,334

INCOME TAX PROVISION - CONTINUING OPERATIONS	12,944	11,466	24,410

INCOME FROM CONTINUING OPERATIONS
INCLUDING NON-CONTROLLING INTEREST	38,199	17,725	55,924

Less: Net loss attributable to the non-controlling interest in
Covisint Corporation	(3,458)	3,458	-

INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO
COMPUWARE CORPORATION, NET OF TAX	$41,657	$14,267	$55,924

EARNINGS PER SHARE BASED ON CONTINUING OPERATIONS
ATTRIBUTABLE TO COMPUWARE CORPORATION
Basic earnings per share	$0.19		$0.26
Diluted earnings per share	$0.19		$0.25

Dividends declared per common share	$0.50		$0.50

See notes to consolidated financial statements.

COMPUWARE CORPORATION AND SUBSIDIARIES
Pro Forma Statement of Operations
Three Months Ended June 30, 2014
(Unaudited, In Thousands, Except Per Share Data)

	As Reported	Results of Operations of Divested Business	Pro Forma
REVENUES:		(d)
Software license fees	$26,687	$-	$26,687
Maintenance fees	88,460	-	88,460
Subscription fees	19,362	-	19,362
Services fees	8,414	-	8,414
Application services fees	21,587	(21,587)	-

Total revenues	164,510	(21,587)	142,923

OPERATING EXPENSES:
Cost of software license fees	4,995	-	4,995
Cost of maintenance fees	6,922	-	6,922
Cost of subscription fees	8,202	-	8,202
Cost of services	6,732	-	6,732
Cost of application services	30,902	(30,902)	-
Technology development and support	19,952	(385)	19,567
Sales and marketing	53,103	-	53,103
Administrative and general	34,013	(2,055)	31,958
Restructuring costs	2,975	-	2,975

Total operating expenses	167,796	(33,342)	134,454

INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,286)	11,755	8,469

OTHER INCOME, NET	223	(22)	201

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
TAX PROVISION	(3,063)	11,733	8,670

INCOME TAX BENEFIT - CONTINUING OPERATIONS	(1,707)	4,366	2,659

INCOME (LOSS) FROM CONTINUING OPERATIONS INCLUDING
NON-CONTROLLING INTEREST	(1,356)	7,367	6,011
Less: Net loss attributable to the non-controlling interest in
Covisint Corporation	(1,408)	1,408	-

INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO
COMPUWARE CORPORATION, NET OF TAX	$52	$5,959	$6,011

EARNINGS PER SHARE BASED ON CONTINUING OPERATIONS
ATTRIBUTABLE TO COMPUWARE CORPORATION
Basic earnings per share	$0.00		$0.03
Diluted earngings per share	$0.00		$0.03

Dividends declared per common share	$0.125		$0.125

See notes to consolidated financial statements.

COMPUWARE CORPORATION AND SUBSIDIARIES

Notes to Unaudited Pro Forma Consolidated Financial Statements

(a)
The adjustment reflects the elimination of assets and liabilities attributable to Covisint including the non-controlling interest activity and balances attributable to the portion of the economic interest in Covisint that we did not own since Covisint’s IPO.

(b)
At June 30, 2014, amounts due to Covisint of $4.1 million were treated as intercompany balances which were eliminated in consolidation. The adjustment includes the balances due to Covisint primarily for cash received by the Company on behalf of Covisint and for amounts determined to be due to Covisint under our tax sharing agreement. These amounts are generally cash-settled during the subsequent quarter.

(c)
Records the Company’s estimated income tax liability ($40.5 million based on June 30, 2014 market value per share of Covisint common stock) on the distribution of Covisint stock to Compuware shareholders assuming the closing of Compuware’s Agreement and Plan of Merger with Project Copper Holdings, LLC and Project Copper Merger Corp., both affiliates of Thoma Bravo LLC, dated September 2, 2014. The final tax liability will depend upon the market value of Covisint common stock as of the spin date among other things.

As a result of the distribution of its remaining Covisint stock, the Company increased its valuation allowance related to the Brownfield Redevelopment tax credit carryforward deferred tax asset.

(d)
The results of operations of the divested business represent the operations of Covisint. Variances from Covisint’s stand-alone financial statements are primarily related to application of the accounting rules under generally accepted accounting principles in the United States for allocation of general and administrative costs to discontinued operations versus the amounts historically charged to Covisint, as well as, the impact of certain intercompany transactions which were not eliminated for Covisint’s stand-alone financial statements.